Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into this 15th day of April 2022 by and between Curah Capital Corporation (“Seller”), and JV Group Inc, dba Awaysis Capital, (together with its subsidiaries, affiliates, successors, and assigns, collectively, (“Purchaser”).

WHEREAS Seller with full authority to sell the property more fully described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”);

WHEREAS Purchaser has the full authority to purchase the Property; and

WHEREAS Seller has agreed to sell the Property to Purchaser, and Purchaser has agreed to buy the Property from Seller, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, as well as the Letter of Intent, attached hereto as an Exhibit to this Agreement, the parties agree as follows:

1. SALE

Seller agrees to sell the Property to Purchaser, and Purchaser agrees to buy the Property from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT

A) The purchase price of the Property is no less then, unless otherwise adjusted for the value as determined by the appraisal contemplated herein, Four million three hundred ninety thousand United States Dollars ($4,390,000 USD) (the “Purchase Price”), where a portion of the Purchase Price of Two million five hundred thousand United States Dollars ($2,500,000 USD) shall be paid by wire transfer to the Seller by the Purchaser on or before the Closing Date. This payment shall be contingent upon the achievement of the Purchaser’s fund raising goals.

B) The remaining portion of the Purchase Price of One million eight hundred ninety thousand United States Dollars ($1,890,000 USD) shall be payable by transfer of JV Group, Inc. shares as listed on the OTC stock exchange of value equivalent to the Purchase Price as of the share price listed on the open market at the close of business on the day of the Appraisal. If the Appraisal occurs on a weekend or public holiday, the share price shall be set at the share price of the close of trading on the prior business day. The Seller understands that the shares paid to it shall be restricted pursuant to Rule 144 of the Securities and Exchange Act. The Seller understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that if acquired by Seller pursuant to the terms of this Agreement, the Shares would be acquired in a transaction not involving a public offering. The Seller further acknowledges that if the Shares are issued to it in accordance with the terms of this Agreement, the Shares may not be sold without registration under the Securities Act or the existence of an exemption from such registration. The Seller, as shareholder represents that it is familiar with Rule 144, promulgated under the Securities Act, as presently in effect, and understands the resale restrictions of a minimum of six months imposed by Rule 144.

C) At least 30 days before the Closing Date, an Appraisal of the Property being acquired under this agreement shall occur. The Appraiser shall be an independent Appraiser licensed in the jurisdiction of the Property and shall be selected by the Seller. Both Parties agree that the Purchase Price shall be amended by this appraisal.

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3. REPRESENTATIONS AND WARRANTIES

A) To induce the parties to enter into this Agreement, and acknowledging that the parties are relying on each and all of the following representations and warranties, both Purchaser and Seller represent and warrant that:

i. Seller without any further action, consent or authority of any other party, and without violation of any party’s rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations and warranties contained in this Agreement, to sell and transfer title to the Property to Purchaser, and to complete the transaction contemplated by this Agreement.

ii. On the Closing Date, subject only to Purchaser’s payment of the Purchase Price and Seller’s receipt of such free and clear, Seller immediately transfers to Purchaser good, valid and marketable title and exclusive and unrestricted right to possession of the Property, including all the rights, permits and entitlements that are associated with the Property, and also including the transfer of any permits, intellectual property, or operations related to Property, free and clear of any and all rights or interests of others, or any claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person (collectively, “Claims”).

iii. The parties agree to fully execute a Development Agreement to continue the Development of the underlying project related to the Property.

iv. The parties agree that should the Purchaser form its own management company after the expiry if such Development Agreement referred to in section iii above, that Purchaser’s management company will sub-contract the developer / property manager or its successor as named in such aforementioned Development Agreement to continue developing, managing and maintaining the Property/Project.

v. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Property to Purchaser. It shall be a condition precedent to Purchaser’s obligations that the representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and transfer of the Property to Purchaser.

vi. Purchaser and Seller agree that all current leases in place in respect of the Property shall survive the closing of the purchase and sale transaction herein.

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4. INSPECTION

Purchaser or a representative of Purchaser has inspected the Property, and accepts the Property, and agrees to purchase the Property as is and where is when so viewed.

5. CLOSING DATE , DELIVERY AND EXPENSES

A) The Closing Date is the date Seller receives free and clear the Purchase Price as described above from Purchaser, and as a result of said payment, Seller immediately conveys title to the Property to Purchaser in accordance with this Agreement. Such Closing Date shall take place on or before May 26, 2022 Purchaser and Seller shall have the right to extend such Closing Date for up to thirty (30) days.

B) On the Closing Date, Seller shall deliver to Purchaser or Purchaser’s counsel any signed Bill of Sale presented to Seller for the Property showing Purchaser as the transferee.

6. SALES TAX

Purchaser shall be responsible for any transfer, import duties or charges with respect to this transaction.

7. MISCELLANEOUS

A) This Agreement (including the Exhibits attached hereto) represent the entire understanding of the parties herein with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the subject matter hereof and declares all such prior agreements between the parties null and void.

B) The terms of this Agreement may not be modified or amended, except in a writing signed by the party to be charged.

C) This Agreement and all matters relating to it shall be governed by the laws of the Belize, Central America, without regard to conflicts of laws principles.

D) Any unresolved controversy which shall arise between the parties to this Agreement concerning its construction or application, shall be submitted to, and settled by, binding arbitration before a single arbitrator held in San Pedro Town, Belize. The parties hereto agree that the arbitrator shall be chosen by the parties by mutual agreement. Any such claim(s) shall be arbitrated on a party-by-party basis and shall not be consolidated in any arbitration with any claim, controversy, or dispute of any other party. The prevailing party in arbitration shall be entitled to recover a reasonable sum for attorney’s fees and other costs. In the case of arbitration, the arbitrator will determine that sum.

E) This Agreement shall inure to the benefit of, and shall be binding upon, the successors, heirs, executors and administrators of the parties hereto.

F) In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and any such invalid, illegal or unenforceable provision shall be deemed to be severable, and the remainder of the provisions of this Agreement shall nevertheless remain in full force and effect.

G) This Agreement may be executed in counterparts, physically or electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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AGREED TO, SIGNED AND EXECUTED, the undersigned has put into effect this Agreement as of the effective date first written above.

PURCHASER

Per:	/s/ Andrew Trumbach

Andrew Trumbach, President & CFO

Print Name and Title

[I Have Authority to Bind Purchaser]

SELLER

Per:	/s/ Glenn Estrabillo

Glenn Estrabillo, Director

Print Name and Title

[I Have Authority to Bind Seller]

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EXHIBIT A

The Property shall be defined as the real property located approximately at:

San Pedro, Block 7, Parcels: 5513H2, 5513H3, 5513H5, 5513H6, 5513H7, 5513H8, 5513H9, 5513H12, 5513H13, 5513H14, 5513H15 in San Pedro, Ambergris Caye, Belize.

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